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WILSHIRE ENTERPRISES, INC.
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Full Value Partners L.P.
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Leading Independent Proxy Advisory Firm Supports Full Value Partners Over
Incumbents at Wilshire Enterprises, Inc. (AMEX: WOC)

Saddle Brook, NJ, March 12, 2009 -- Full Value Partners L.P. announced today that Proxy Governance, Inc, a leading independent proxy advisory firm, strongly recommends that shareholders of Wilshire Enterprises vote on Full Values green proxy card FOR Full Values nominees and FOR all shareholder proposals at the annual meeting on March 24, 2009. In making its recommendation, Proxy Governance provided the following reasons:

1.	While no good strategic plan is without risk, we find the dissidents
        core arguments compelling   this new strategic plan, heavily reliant
        on a management team demonstrably better at promising than executing, amid a spectacular market decline which may still not have reached its bottom, is at best unlikely.

2.	To argue that success is more likely because the board has added two new directors, in Orphanides and Swill, only underscores the point: the years-long decline in shareholder value is a phenomenon the incumbent board has been either unwilling or unable to address, even in when the market was good.

3.	The question facing shareholders, however, is not strategic but tactical: is this a board and management team which has demonstrated the ability to execute on such a strategy, particularly given its risks? Successful execution of a strategy involving purchase of promissory notes or mortgages from distressed sellers, for example, would seem to rely less on expertise in real estate operations than on some advanced expertise in credit analysis, economic modeling, and
        risk management   in none of which the company claims a competitive
        advantage versus the distressed lenders from which it would buy those financial assets.

4.	To the extent that the company finances these purchases through lines of credit, moreover particularly if that financing is not non-recourse the strategic plan becomes more about transforming the companys core operations from real estate into financial arbitrage. Arbitrage may well be a successful business model; it is not, however, low-risk, and to our knowledge no one has yet demonstrated that it is a natural second act for a struggling real estate company.

5.	Shareholders may be better served, therefore, by electing the two dissident nominees to bring new energy and a public shareholder perspective to a board which has been demonstrably unable to address the companys ongoing decline.

6.	While we also generally question whether liquidation is the best solution to being undervalued by the market, we note that a market cap which is so significantly below the value of the companys cash on hand signals not the markets ignorance, but its strong skepticism, of incumbent managements ability to deliver on the strategic plan it has articulated. Accordingly, we believe shareholders will also be better served by endorsing the dissidents shareholder resolution
        (see Proposal 4) urging the board to consider an orderly liquidation event for the company.

Proxy Governance concluded its analysis as follows:

As the incumbent board has been demonstrably unable to address the companys ongoing decline, and yet has recently articulated a new strategic growth plan heavily reliant on the executive abilities of incumbent board and management team, we believe shareholders may be better served by electing the two dissident nominees.

Commenting on the Proxy Governance recommendation, Phillip Goldstein, a principal of Full Value Partners said, We are pleased that Proxy Governance has recognized managements history of failure and that it is time for a change. Shareholders deserve more than lame excuses. If we prevail at the annual meeting, we intend to seek a court order to permit us to conduct a cash tender offer at $2 per share.

Proxy Governance is widely recognized as a leading independent proxy advisory firm. Its recommendations are relied upon by many institutional investment firms and other fiduciaries throughout the United States.


Company Contacts:  Phillip Goldstein: 914-747-5262

                   Andrew Dakos: 201-556-0092


Source: Full Value Partners L.P.